Exhibit 10.3

PUT/CALL AGREEMENT

This Put/Call Agreement (this “Agreement”), dated as of July 22, 2021, is entered into by and between FAT Brands, Inc., a Delaware corporation (“FAT Brands”), on the one hand, and LS Global Franchise L.P., a Delaware limited partnership (“Seller”).

RECITALS

WHEREAS, FAT Brands, Inc., Seller and LS GFG Holdings Inc., a Delaware corporation (the “Company”), have entered into that certain Stock Purchase Agreement, dated as of June 26, 2021 (the “Purchase Agreement”), on the terms and subject to the conditions of which FAT Brands will purchase from Seller all of the issued and outstanding shares of common stock of the Company at the closing thereunder the “Company Shares”);

WHEREAS, this Agreement is being entered into in connection with the Purchase Agreement, pursuant to which Seller will receive, as part of the consideration for the Company Shares, 3,089,245 newly-issued shares of 8-1/4% Series B Cumulative Preferred Stock of FAT Brands (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to such shares, if applicable) (the “Put/Call Shares”), pursuant to the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, Seller desires to give FAT Brands the right to call the Put/Call Shares, and FAT Brands desires to give Seller the right to put the Put/Call Shares, on the terms and subject to the conditions hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

2. Call Right.

(a) At any time between the Closing Date and the close of business on April 22, 2022 (the “Put/Call Period”), FAT Brands may purchase all (but not less than all) of the Put/Call Shares at a price equal to Sixty-Seven Million and Five Hundred Thousand Dollars ($67,500,000) plus any and all accrued but unpaid dividends through the date of the purchase and sale of the Put/Call Shares (the “Put/Call Price”), on the terms and subject to the conditions of this Section 2.

(b) FAT Brands shall give Seller at least 15 days’ prior written notice of its election to purchase the Put/Call Shares (the “Call Notice”), which Call Notice shall set forth the date and time of the Closing (which shall be a Business Day); provided, however, that by written notice delivered to Seller prior to then scheduled date of the closing, FAT Brands shall have the right on one or more occasions to defer then scheduled closing to a later date (which shall be a Business Day) but not beyond the last day of the Put/Call Period.

(c) The closing of the purchase and sale of the Put/Call Shares shall take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery and wire transfer of funds on the closing date; provided that if the purchase and sale is subject to regulatory approval or requires third party consents or waivers pursuant to any material contract to which FAT Brands is bound, the closing date shall be extended to the date that occurs five (5) Business Days after all such approvals, consents and waivers have been received (even if beyond the Put/Call Period).

(d) At the closing, Seller shall, and shall cause the Permitted Transferees to, (i) deliver to FAT Brands instrument(s) of transfer, in form and substance reasonably acceptable to FAT Brands, sufficient to transfer, free and clear of all Encumbrances (other than Permitted Equity Encumbrances), the Put/Call Shares, (ii) execute and deliver to FAT Brands a certificate in form and substance reasonably acceptable to FAT Brands containing customary representations and warranties with respect to title to and ownership of the Put/Call Shares, authorization, execution and delivery of relevant documents and enforceability of such documents and (iii) execute such other certificates and documents and take such other actions as may be reasonably requested by FAT Brands to consummate such transactions.

(e) FAT Brands shall, concurrently with the receipt of such instrument(s) of transfer, pay to Seller the Put/Call Price (it being agreed by Seller that it shall be responsible to disburse such amount among the Permitted Transferees who are selling Put/Call Shares). Payment, after deducting all tax and other required withholdings, shall be made by FAT Brands in cash by wire transfer of immediately available funds to an account designated by Seller at least two (2) Business Days prior to the closing.

(f) If FAT Brands makes available, at the time and place and in the amount and form provided herein, the consideration for the Put/Call Shares to be purchased in accordance with this Section 2, then from and after such time Seller and the Permitted Transferees shall no longer have any rights as holders of the Put/Call Shares (other than the right of Seller to receive payment of such consideration in accordance herewith) and the Put/Call Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not instrument(s) of transfer with respect thereto have been delivered as required hereby.

(g) FAT Brands may at any time withdraw its request to purchase Put/Call Shares without any liability to Seller and the Permitted Transferees, Seller’s Affiliates or any other Person and without prejudice to any future exercise of its rights under this Section 2 (but subject to the applicable time periods set forth herein).

3. Put Right.

(a) At any time during the Put/Call Period, Seller may require FAT Brands to purchase all (but not less than all) of the Put/Call Shares at the Put/Call Price, on the terms and subject to the conditions of this Section 3.

(b) Seller shall give FAT Brands at least 30 days’ prior written notice of its election to sell to FAT Brands the Put/Call Shares (the “Put Notice”), which Put Notice shall set forth the date and time of the closing (which shall be a Business Day); provided, however, that by written notice delivered to Seller prior to then scheduled date of the closing, FAT Brands shall have the right on one or more occasions to defer then scheduled closing to a later date (which shall be a Business Day) but not beyond the last day of the Put/Call Period except as provided in Section 3(f).

(c) The closing of the purchase and sale of the Put/Call Shares shall take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery and wire transfer of funds on the closing date; provided that if the purchase and sale is subject to regulatory approval or requires third party consents or waivers pursuant to any material contract to which FAT Brands is bound, the closing date shall be extended to the date that occurs five (5) Business Days after all such approvals, consents and waivers have been received (even if beyond the Put/Call Period).

(d) At the closing, Seller shall, and shall cause the Permitted Transferees to, (i) deliver to FAT Brands instrument(s) of transfer, in form and substance reasonably acceptable to FAT Brands, sufficient to transfer, free and clear of all Encumbrances (other than Permitted Equity Encumbrances), the Put/Call Shares, (ii) execute and deliver to FAT Brands a certificate in form and substance reasonably acceptable to FAT Brands containing customary representations and warranties with respect to title to and ownership of the Put/Call Shares, authorization, execution and delivery of relevant documents and enforceability of such documents and (iii) execute such other certificates and documents and take such other actions as may be reasonably requested by FAT Brands to consummate such transactions.

(e) FAT Brands shall, concurrently with the receipt of such instrument(s) of transfer, pay to Seller the Put/Call Price (it being agreed by Seller that it shall be responsible to disburse such amount among the Permitted Transferees who are selling Put/Call Shares). Payment, after deducting all tax and other required withholdings, shall be made by FAT Brands in cash by wire transfer of immediately available funds to an account designated by Seller at least two (2) Business Days prior to the closing.

(f) Notwithstanding Section 3(b), by written notice delivered to Seller prior to the end of the Put/Call Period, FAT Brands shall have the option to defer the closing until up to 120 days following the end of the Put/Call Period (and, for avoidance of doubt, Seller and the Permitted Transferees shall remain the owners of the Put/Call Shares until the closing). In such event, the Put/Call Price shall be deemed to accrue interest from the period between the end of the Put/Call Closing and the closing at the rate of 5.0% per annum, which interest shall be payable at the closing together with the Put/Call Price.

(g) If FAT Brands makes available, at the time and place and in the amount and form provided herein, the consideration for the Put/Call Shares to be purchased in accordance with this Section 3, then from and after such time Seller and the Permitted Transferees shall no longer have any rights as holders of the Put/Call Shares (other than the right of Seller to receive payment of such consideration in accordance herewith) and the Put/Call Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not instrument(s) of transfer with respect thereto have been delivered as required hereby.

4. [Intentionally Omitted].

5. Board Seat Rights. In the event that, pursuant to the terms of Section 3(b) FAT Brands delivers written notice of deferral of the payment of the Put/Call Price, FAT Brands agrees that it shall, or shall cause, Seller to be granted, the right to appoint one (1) seat on the board of directors of FAT Brands (subject to such director executing customary confidentiality undertakings and subject to other customary restrictions on access and attendance relating to confidentiality and privilege), which right shall be effective from the date of delivery of such notice until such time as Seller (and/or their designee(s) or transferee(s), if applicable) receives the Put/Call Price.

6. Miscellaneous. The following provisions of the Purchase Agreement are incorporated herein mutatis mutandis (with the references therein to “this Agreement” and the “parties” referring to this Put/Call Agreement and the parties hereto, respectively, and with any other logically necessary changes): 13.3 (Notices); 13.4 (Construction); 13.5 (Severability); 13.7 (Confidentiality Agreement); 13.8 (Successors and Assigns); 13.10 (No Recourse Against Non-Parties); 13.11 (Amendment and Modification; Waiver); 13.12 (Governing Law); 13.13 (Arbitration); 13.14 (Jurisdiction; Venue); 13.15 (Attorneys’ Fees); 13.16 (Enforcement of Agreement); 13.17 (Further Assurances); 13.18 (Counterparts; Effectiveness); and 13.19 (Provision Respecting Legal Representations). This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof.

7. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, remedy of any nature whatsoever or by reason of this Agreement.

8. Termination. In the event of the termination of the Purchase Agreement, this Agreement shall become void and there shall be no liability on the part of any party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“FAT Brands”

FAT BRANDS, INC.

By:	/s/ Andrew Wiederhorn
Name:	Andrew Wiederhorn
Title:	President and Chief Executive Officer

“SELLER”

LS GLOBAL FRANCHISE L.P.

By:	/s/ Michael Serruya
Name:	Michael Serruya
Title:	Chief Executive Officer

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